UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 29, 2010

WEST COAST BANCORP
(Exact name of registrant as specified in charter)

Oregon
(State or other jurisdiction of incorporation)

0-10997
(SEC File Number)

93-0810577
(IRS Employer Identification No.)

5335 Meadows Road, Suite 201 Lake Oswego, Oregon	97035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(503) 684-0884

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

West Coast Bancorp (the "Company") is reporting certain adjustments to its financial results for the fourth quarter and full fiscal year ended December 31, 2009, made subsequent to the release of its results for these periods on January 25, 2010.

Subsequent to the Company's release, the Company discovered the need to adjust its estimate of its current taxes receivable and deferred tax assets.  As a result of the adjustments, the Company's deferred tax asset valuation allowance was reduced to $21.0 million from the previously reported amount of $23.4 million, and the Company's expected federal tax refund increased to $31.5 million from the approximately $29 million originally reported.

After taking into account these adjustments, the Company's net loss for fourth quarter and full year 2009 were $48.8 million or $3.13 per diluted share, and $91.2 million or $5.83 per diluted share, respectively, as compared to the originally reported net loss for the quarter and full year of $51.8 million or $3.32 per diluted share, and $94.2 million or $6.02 per diluted share, respectively.

 The adjustments also affected the calculation of the capital ratios for the Company and its banking subsidiary, West Coast Bank (the "Bank").  Following the adjustments, at December 31, 2009, the Bank had a Tier 1 Capital Ratio of 14.11%, a Total Capital Ratio of 15.37%, and a Leverage Ratio of 10.57%, while the Company's capital ratios were 7.88%, 9.13%, and 5.89%, respectively.

The Company's adjusted capital ratios described above do not reflect the effects of the January 20, 2010, shareholder approval of the conversion of the Company's preferred stock to common stock, after which capital raised by the Company in its private placement completed in October 2009 will qualify as Tier 1 capital at the holding company level for regulatory purposes.  Table 1 below includes the Company's pro forma capital ratios at December 31, 2009, as if shareholder approval had been obtained as of that date.

Adjustments to other line items in the Company's financial statements will be reported in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

The following table summarizes the reported changes in the Company's financial results.

Table 1
SUMMARY OF SELECTED ADJUSTED FINANCIAL INFORMATION
(Dollars in thousands)
	As reported	As revised	Change
Selected income statement items for period shown
Full year 2009 net loss	$(94,177)	$(91,213)	$2,964
Full year 2009 loss per diluted share	(6.02)	(5.83)	0.19
Fourth quarter 2009 net loss	(51,831)	(48,867)	2,964
Fourth quarter 2009 loss per diluted share	(3.32)	(3.13)	0.19

Selected balance sheet items at December 31, 2009
Deferred tax asset valuation allowance	23,350	20,999	(2,351)
Total equity	246,094	249,058	2,964
Estimated federal tax refund expected in 2010	28,529	31,493	2,964

Risk-based capital ratios at December 31, 2009
West Coast Bancorp
Tier 1 capital ratio	7.74%	7.88%	0.14
Total capital ratio	9.00%	9.13%	0.13
Leverage ratio	5.79%	5.89%	0.10

West Coast Bank
Tier 1 capital ratio	13.99%	14.11%	0.12
Total capital ratio	15.25%	15.37%	0.12
Leverage ratio	10.46%	10.57%	0.11

Pro forma risk-based capital ratios at December 31, 2009 [1]
West Coast Bancorp
Tier 1 capital ratio	14.54%	14.68%	0.14
Total capital ratio	15.80%	15.93%	0.13
Leverage ratio	10.87%	10.97%	0.10

1  Pro forma risk-based capital ratios for West Coast Bancorp are reported as if shareholder approval of the conversion of the Company's preferred stock to common stock had been obtained as of December 31, 2009, after which amounts received in the Company's October 2009 private capital raise qualify as Tier 1 capital (including amounts invested in the Series B preferred shares that will remain outstanding).

Forward Looking Statements:

Statements in this release regarding future events, performance or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), including statements regarding the Company's expected federal tax refund and capital ratios.  These statements are made pursuant to the safe harbors of the PSLRA.  Actual events or ratios could be different from those expressed or implied by the forward-looking statements.  Do not unduly rely on forward-looking statements.  They give our expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.

A number of factors could cause events or results to differ significantly from our expectations, including, among others, changes in laws or regulations applicable to the Company, the possibility of contrary positions being taken by taxing authorities or regulators, and other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2008, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, including under the headings "Forward Looking Statement Disclosure" and in “Risk Factors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WEST COAST BANCORP

Dated: January 29, 2010	By:	/s/ Richard R. Rasmussen
Richard R. Rasmussen
Executive Vice President, General Counsel and Secretary